UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2010

Portfolio Recovery Associates, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On November 10, 2010, Portfolio Recovery Associates, Inc. (the "Company") terminated its interest rate swap agreement (the "Swap Agreement"), originally entered into on December 16, 2008, in anticipation of a pending syndicated loan transaction and the related termination of its current line of credit as described in the Company’s Form 10-Q as of September 30, 2010.

Under the Swap Agreement, the Company entered into a $50.0 million notional amount interest rate swap with JP Morgan Chase Bank, National Association ("JP Morgan"), on a portion of its variable rate debt. The Swap Agreement was used by the Company to reduce its exposure to interest rate risk by converting a portion of its variable rate debt to a fixed rate debt. Under the Swap Agreement, the Company received a floating interest rate based on 1-month LIBOR Market Index Rate and paid a fixed interest rate of 1.89% over the life of the Swap Agreement without an exchange of the underlying principal amount. The swap was scheduled to mature on May 1, 2011.

As a result of the termination, effective November 10, 2010, the Company and JP Morgan released each other from all obligations under the Swap Agreement, including, without limitation, the obligation to make periodic payments thereunder, and the Swap Agreement was canceled and terminated. The Company paid a $416,000 termination payment to JP Morgan on November 15, 2010, representing the approximate present value of the expected remaining monthly settlement payments that otherwise were to have been due to JP Morgan thereafter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portfolio Recovery Associates, Inc.

November 15, 2010	By:	/s/ Kevin P. Stevenson

Name: Kevin P. Stevenson
Title: EVP/CFO